THOMAS WEISEL PARTNERS GROUP, INC. REPORTS FIRST QUARTER RESULTS

San Francisco, CA, April 30, 2008 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG; TSX: TWP) today released results for the quarter ended March 31, 2008, reporting a net loss of $17.8 million, or $0.54 per share, on net revenues of $48.9 million. Adjusting for certain one-time events related to its initial public offering and the amortization of intangible assets acquired in the Westwind Partners transaction, the firm reported a non-GAAP net loss of $14.8 million, or $0.45 per share. A reconciliation between GAAP results and these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

First quarter 2008 consolidated results include Westwind Partners and are compared with historical pro forma combined results for Thomas Weisel Partners and Westwind Partners. These historical pro forma amounts are further described under “Historical Pro Forma Combined Results” below.

Business Highlights

•
Investment Banking Revenues. Investment banking revenues decreased to $11.5 million in the first quarter of 2008 compared to $52.8 million in the historical pro forma combined first quarter of 2007. Total transactions for the first quarter were 23 compared to a historical pro forma combined total of 49 in the year-ago quarter.

“The equity capital markets environment in the first quarter of 2008 was extremely challenging, which directly impacted our first quarter results,” said Thomas Weisel, Chairman and CEO. “At the beginning of the second quarter, our total backlog of filed, announced and engaged transactions was up slightly compared to the beginning of the first quarter of 2008. However, near term equity capital market conditions remain difficult and uncertain, and at this point, we have not experienced material improvements.”

“As an alternative to the equity capital markets, several of our IPO clients are pursuing either a strategic alternative or a private financing. M&A continues to be active as evident by our five recently announced transactions, which include: Saxon Energy Service’s sale to Schlumberger and First Reserve Corporation for approximately C$590 million, Nuance Communications’ $400 million acquisition of eScription, Iomega’s $215 million sale to EMC Corporation, Frontier Pacific Mining’s sale to Eldorado Gold Corporation for C$157 million and WJ Communications’ sale to TriQuint Semiconductor for $72 million,” continued Mr. Weisel.

•	Brokerage Revenues. Brokerage revenues increased to $36.1 million in the first quarter of 2008 compared to $31.9 million in the historical pro forma combined first quarter of 2007.

“Growth in our electronic trading platform, the team we hired for special situations overnight block trading and the opening of new offices in the midwest and Europe all contributed to the year-over-year improvements,” commented Tony Stais, Director of Trading.

•	Asset Management Revenues. Asset management revenues decreased to $0.3 million in the first quarter of 2008 compared to $5.7 million in the historical pro forma combined first quarter of 2007.

“In asset management, our $3.7 million of management fees were offset by mark-to-market losses primarily stemming from two public companies held in our healthcare venture fund, Trans1 and Hansen Medical. These losses were partially offset by gains experienced in our venture capital fund of funds and our technology venture fund,” said Mr. Weisel.

•
Compensation and Benefits Expense Ratio. Compensation and benefits expense decreased to $40.4 million in the first quarter of 2008 compared to $56.3 million in the historical pro forma combined quarter of 2007. The compensation ratio increased to 76% compared to the historical pro forma combined ratio of 59% in the year-ago period and a compensation ratio of 60% in the historical pro forma combined fourth quarter 2007.

The increase in the compensation ratio is the result of fixed elements within compensation and benefits expense, such as salary, guarantees, taxes and benefits and equity award expense, combined with lower revenues. The fourth quarter comparison excludes a one-time charge for accelerated retention and severance amount of $24.8 million discussed further and reconciled in our 2007 year-end earnings release filed with the SEC on February 13, 2008.

•
Reducing Headcount and Adding Key Hires. Early in the quarter, the firm reduced total headcount by 9%. Over the next couple of weeks, the firm will further reduce headcount by another 13%. This will bring the total year-to-date reductions to approximately 160 employees or 22%, leaving the firm with approximately 600 employees going forward.

The firm will continue to selectively upgrade its talent pool within revenue generation areas. Two additional salespeople were recently hired in Boston, one of whom, Ken Murphy, is the new head of sales in Boston. Recently announced, the firm added Eamon Hurley to the investment banking team in the energy sector. In research, the firm added Kurt Molnar in Canada, and Mike Scialla in the U.S., to cover oil & gas exploration & production companies. The firm also augmented its mining coverage with the addition of Heather Douglas who will cover large capitalization international gold companies.

•
Strong Balance Sheet Position. At the end of the first quarter of 2008, shareholders’ equity and book value per share were $357 million and $11.04, respectively, and tangible shareholders’ equity and tangible book value per share were $240 million and $7.40, respectively.

“Over the course of the year, we expect our available cash and net short term assets to be approximately $150 million, of which approximately $100 million is currently used to capitalize our broker-dealer entities,” said Lionel F. Conacher, President and Chief Operating Officer. “By right-sizing our firm, combined with our healthy balance sheet and strategic new hires, we are positioning ourselves to fully leverage our diversified platform when stability returns to the capital markets environment,” continued Mr. Conacher.

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED MARCH 31, 2008
AND PRELMINARY PRO FORMA SELECTED FINANCIAL DATA FOR THE
THREE MONTHS ENDED MARCH 31, 2007
(Dollar amounts in thousands, except book value per share)
(Unaudited)
	Three Months Ended March 31,
	2008	Pro Forma 2007****
Revenue Detail:
Investment banking
Capital raising	$7,388	$25,493
Mergers and acquisitions	4,108	27,351
Total investment banking	11,496	52,844
Brokerage	36,134	31,850
Asset management
Management fees	3,660	3,879
Private equity gains (losses)	(2,089)	1,383
Other securities	(1,222)	453
Total asset management	349	5,715
Interest income	3,025	4,158
Other revenue	—	920
Total revenues	51,004	95,487
Interest expense	(2,080)	(2,470)
Net revenues	$48,924	$93,017
Investment Banking Transactions:
Capital raising	19	37
Mergers and acquisitions	4	12
Total investment banking transactions	23	49
Revenue per transaction	$499	$1,078
Other Metrics:
Non-GAAP compensation ratio*	75.6%	59.4%
Non-compensation ratio**	71.5%	32.2%
IPO equity award expense	$1,807	$1,861
Shareholders’ equity	357,250	n/a
Less: Goodwill and Other Intangible Assets	(117,714)	n/a
Tangible shareholders’ equity	239,536	n/a
Common shares outstanding***	32,357	n/a
Book value per share	$11.04	n/a
Tangible book value per share	$7.40	n/a

* The firm’s Non-GAAP compensation ratio is the ratio of the firm’s compensation and benefits expense (excluding expenses relating to IPO equity awards) to net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities). Without excluding these amounts, the firm’s ratio of compensation and benefits expense to net revenues is 82.6% and 60.6% for the three months ended March 31, 2008 and 2007, respectively.

** The firm’s non-compensation ratio is the ratio of all expense (other than compensation and benefits expense and interest expense) to net revenues.

*** Includes 6,639,478 shares of TWP Acquisition Company (Canada), Inc., the firm’s wholly-owned subsidiary. Each exchangeable share is exchangeable at any time into a share of common stock of the firm, entitles the holder to dividend and other rights substantially economically equivalent to those of a share of common stock, and through a voting trust, entitles the holder to a vote along with shares of common stock on matters presented to shareholders.

**** The preliminary pro forma amounts depict results we estimate we would have had during the three months ended March 31, 2007 if the acquisition of Westwind Partners that we consummated in January 2008 had been consummated as of January 1, 2007. Further information regarding these preliminary pro forma amounts is set forth below under “Historical Pro Forma Combined Results.”

Historical Pro Forma Combined Results

The firm has reported in this press release a preliminary unaudited pro forma consolidated statement of operations for the three months ended March 31, 2007 (and information derived therefrom), which gives effect to the firm’s acquisition of Westwind Partners as if the acquisition had occurred on January 1, 2007. This preliminary unaudited pro forma consolidated statement of operations is based on historical financial statements of Thomas Weisel Partners and Westwind Partners, giving effect to the acquisition applying the assumptions and adjustments discussed in the notes accompanying the pro forma consolidated statement of operations attached hereto. The preliminary unaudited pro forma consolidated financial statements should be read in conjunction with the firm’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2007, as well as the historical financial statements of Westwind Partners that are an annex to the proxy statement the firm filed with the SEC on November 7, 2007.

The preliminary unaudited pro forma consolidated statement of operations for the three months ended March 31, 2007 was prepared using the purchase method of accounting with Thomas Weisel Partners treated as the accounting acquiror. The preliminary unaudited pro forma consolidated statement of operations does not purport to be indicative of the results of operations that would have actually been obtained had such transactions been completed as of the assumed date and for the period presented, or which may be obtained in the future. The preliminary pro forma adjustments are described in the notes accompanying the preliminary unaudited pro forma consolidated statement of operations attached hereto and are based upon available information and certain assumptions that management of Thomas Weisel Partners believes are reasonable.

All amounts presented in the preliminary unaudited pro forma consolidated statement of operations are in U.S. dollars based on the exchange rate described in the notes accompanying the pro forma consolidated statement of operations attached hereto.

Non-GAAP Financial Measures

The firm has reported in this press release its net loss for the first quarter of 2008 on a non-GAAP basis by:

•	excluding $1.0 million of after-tax non-cash expense associated with its initial grant of restricted stock units made in connection with its initial public offering; and

•
excluding $2.0 million of after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners on January 2, 2008 (with such amortization being based on a preliminary allocation of the purchase price).

The firm has also reported in this press release its basic and diluted loss per share for the first quarter of 2008 on a non-GAAP basis by:

•
using a net loss of $14.8 million as the numerator of its non-GAAP basic and diluted loss per share calculations, which amount is derived by beginning with its GAAP net loss of $17.8 million and adjusting to exclude (i) the after-tax non-cash expense associated with its initial grant of restricted stock units of $1.0 million and (ii) the estimated after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of its acquisition of Westwind Partners of $2.0 million; and

•
using as the denominator of its non-GAAP basic and diluted loss per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of its GAAP basic and diluted loss per share calculations.

The firm views its grant of restricted stock units in connection with its initial public offering as a one-time event because, although the firm expects to grant restricted stock units and other share-based compensation in the future, it does not expect to make any such substantial grants outside of its regular compensation and hiring process, as the firm did when it granted restricted stock units in connection with its initial public offering. Similarly, the firm views its acquisition of Westwind Partners, and the related acquisition of intangible assets, as a one-time event.

The firm’s management has utilized a non-GAAP calculation of net loss and non-GAAP calculations of basic and diluted loss per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing the firm’s financial results in the first quarter of 2008. The firm’s management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of its business and facilitate meaningful comparison of its results in the current period to those in prior periods and future periods. The firm’s reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the firm’s current financial performance and its prospects for the future. Specifically, the firm’s management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of the firm’s core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net loss and basic and diluted loss per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the firm’s business and these effects should not be ignored in evaluating and analyzing the firm’s financial results. Therefore, management believes that both the firm’s GAAP measures of net loss and basic and diluted loss per share and these non-GAAP measures of the firm’s financial performance should be considered together.

A reconciliation of the firm’s first quarter of 2008 GAAP net loss to its first quarter of 2008 non-GAAP net loss is set forth below (in millions):

Net loss ……………………………………………………….....................	$(17.8)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units………….………………………………………..	1.0
Exclusion of the estimated after-tax non-cash expense associated with the amortization of intangible assets acquired as a result of the firm’s acquisition of Westwind Partners ………………………………………..	2.0
Non-GAAP net loss .................……………………………………………..	$(14.8)

The firm calculates loss per share in accordance with FASB Statement No. 128, Earnings per Share. Basic loss and diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period.

The following table sets forth the firm’s GAAP basic and diluted weighted average shares outstanding and its GAAP basic and diluted loss per share for the first quarter of 2008, as well as non-GAAP loss per share for the first quarter of 2008 after applying the adjustments described above:

Weighted average shares used in computation of loss per share and non-GAAP loss per share:
Basic (in thousands)………………………………………………………	32,989
Diluted (in thousands).……………………………………………………	32,989

Loss per share:
Basic……………………………………………………………………...	$(0.54)
Diluted………………………………………………………......................	$(0.54)

Non-GAAP loss per share:
Basic……………………………………………………………………...	$(0.45)
Diluted……………………………………………………………………	$(0.45)

Quarterly Earnings Conference Call

Thomas Weisel Partners Group, Inc. will host its first quarter conference call on Wednesday, April 30, 2008 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, President and Chief Operating Officer, Lionel F. Conacher, and Chief Financial Officer, Shaugn S. Stanley, by dialing 888/801-6504 (domestic) or 913/312-0698 (international). The confirmation code for both the domestic and international lines is: 4859804.

A live web cast of the call, as well as the firm’s results, will be available through the investor relations/webcasts section of its website, www.tweisel.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available on this site one hour after the call through May 16, 2008.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Cleveland, Denver, Montreal, New York, Portland, Silicon Valley, Toronto, London, Mumbai and Zurich. For more information, please visit www.tweisel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the acquisition of Westwind Partners, integrate Westwind Partners’ operations and retain its professionals, as well as competitive, economic, political, and market conditions and fluctuations, government and industry regulation, other risks relating to the acquisition, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors. Some of the other factors are those that are discussed in Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Investor Relations Contact:	Media Contact:
Deborah Lightfoot	Crystal Odessky
415-364-2500	415-364-2500
investorrelations@tweisel.com	ckalncsak@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2008
AND PRELIMINARY PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007
(In thousands, except per share data)
(Unaudited)

		Three Months Ended March 31, 2007
	Three Months Ended March 31, 2008	Thomas Weisel Partners	Westwind (a)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Investment banking	$11,496	$39,292	$13,552	$—		$52,844
Brokerage	36,134	28,856	2,994	—		31,850
Asset management	349	5,715	—	—		5,715
Interest income	3,025	4,348	231	(421)	(b)	4,158
Other revenue	—	920	—	—		920

Total revenues	51,004	79,131	16,777	(421)		95,487
Interest expense	(2,080)	(2,442)	(28)	—		(2,470)

Net revenues	48,924	76,689	16,749	(421)		93,017

Expenses excluding interest:
Compensation and benefits	40,389	43,990	12,337	—		56,327
Brokerage execution, clearance and account administration	6,478	4,713	260	—		4,973
Communications and data processing	5,864	4,711	544	—		5,255
Depreciation and amortization of property and equipment	1,887	1,724	105	(41)	(c)	1,788
Amortization of other intangible assets	3,360	—	—	3,360	(d)	3,360
Marketing and promotion	4,047	3,613	580	—		4,193
Occupancy and equipment	5,387	4,051	290	—		4,341
Other expense	7,964	5,005	1,056	—		6,061

Total expenses excluding interest	75,376	67,807	15,172	3,319		86,298

Income (loss) before taxes	(26,452)	8,882	1,577	(3,740)		6,719
Provision for taxes (tax benefit)	(8,647)	3,481	575	(1,225)	(e)	2,831

Net income (loss)	$(17,805)	$5,401	$1,002	$(2,515)		$3,888

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.54)	$0.21				$0.12
Diluted earnings (loss) per share	$(0.54)	$0.20				$0.11
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	32,989	26,070		7,009	(f)	33,079
Diluted weighted average shares outstanding	32,989	26,882		7,009	(f)	33,891

Notes to the Preliminary Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2007 are set forth on the following page.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

(a) Westwind statement of operations has been converted from Canadian dollars to U.S. dollars for the pro forma presentation. For the unaudited pro forma consolidated statement of operations for the three months ended March 31, 2007, amounts were converted based on the average exchange rate for the period from January 1, 2007 to March 31, 2007 which was 0.85365.

(b) An adjustment to interest income for the estimated interest amount that would not have been recognized by Thomas Weisel Partners during the three months ended March 31, 2007 on the $45 million cash portion of the transaction consideration. The weighted average interest rate for the three months ended March 31, 2007 is estimated to be 3.75%.

(c) Reflects an adjustment to depreciation and amortization of property and equipment for the estimated amount that would not have been recognized by Westwind during the three months ended March 31, 2007 related to the write down of property and equipment to bring the acquired assets to fair value on the date of acquisition.

(d) Reflects the amortization of other intangible assets that were recorded as a result of the acquisition of $3.4 million for the three months ended March 31, 2007.

(e) To record an income tax impact on the pre-tax pro forma adjustments. The firm’s combined effective tax rate subsequent to the pro forma tax adjustment is equal to 42%.

(f) The acquisition of Westwind by Thomas Weisel Partners for a purchase price of (i) $45 million in cash and (ii) 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares. The fair value of the Thomas Weisel Partners common stock to be issued was based upon the average of the closing prices of one share of common stock during the five trading day period beginning two trading days prior to the date the transaction was announced.